Exhibit 10.12(a)

FIRST AMENDMENT

TO THE EMPLOYMENT AGREEMENT

BETWEEN WELLPOINT, INC. AND

ANGELA F. BRALY

Pursuant to Section 17 of the Employment Agreement (the “Agreement”), dated as of February 24, 2007 to be effective June 1, 2007, between WellPoint, Inc., an Indiana corporation (together with its successors, subsidiaries and affiliates), and Angela F. Braly, the Agreement is hereby amended, effective as of January 1, 2009, solely to bring certain provisions of the Agreement into compliance with Internal Revenue Code Section 409A and to provide as follows:

Section 2(b) is amended by adding the following sentence to the end thereof:

“Payment of a bonus under this Section 2(b) shall be made no later than March 15 following the calendar year in which it was earned.”

Section 2(e) is amended in its entirety to provide as follows:

“(e) Expense Reimbursement. The Company shall, in accordance with and to the extent of its policies applicable to its executive officers generally, pay all business expenses reasonably incurred by Executive in performing her duties under this Agreement. Executive shall account promptly for all such business expenses in the manner prescribed by the Company and shall submit, on request, all records necessary to confirm the business purpose for such expenses in accordance with the Company’s expense reimbursement policies. Notwithstanding the foregoing, for compliance with Code Section 409A, (i) the Company shall provide any reimbursement under this Section 2(e) no later than the last day of the calendar year following the calendar year in which the Executive incurs the business expense, if timely submitted by the Executive pursuant to the Company’s policies; (ii) in no event shall the amount of business expenses reimbursed by the Company in one taxable year affect the amount of business expenses eligible for reimbursement in any other taxable year, and (iii) the right to reimbursement of business expenses is not subject to liquidation or exchange for another benefit.”

Section 2(f) is amended in its entirety to provide as follows:

“(f) Directed Executive Compensation Program. To the extent the Company either continues or maintains a Directed Executive Compensation Program, Executive shall be entitled to participate in such program at an initial level of not less than fifty-five thousand dollars ($55,000) per annum. Notwithstanding the foregoing, for compliance with Code Section 409A, (i) the Company shall provide any reimbursement for expenses covered by such Program no later than the last day of the calendar year following the calendar year in which the Executive incurs the expense, if timely submitted by the Executive pursuant to the Company’s policies; (ii) in no event shall the amount of expenses reimbursed by the Company in one taxable year affect the amount of expenses eligible for reimbursement in any other taxable year, and (iii) the right to reimbursement of expenses is not subject to liquidation or exchange for another benefit.”

Section 4(b)(vi) is amended in its entirety to provide as follows:

“(vi) Severance Pay shall be paid in substantially equal monthly installments (or more frequent periodic installments corresponding to the Company’s normal payroll practices for Executive employees) during the Severance Period. Notwithstanding the preceding sentence, such installments shall commence on the first day of the seventh month following the Executive’s Eligible Separation from Service. Any installments that would have been paid during the first six months following the Executive’s Eligible Separation from Service, but for the six month delay in the preceding sentence, shall be paid in a single lump sum on the first day of the seventh month following the Executive’s Eligible Separation from Service, together with interest at the prime rate (as published in The Wall Street Journal) in effect on the date of the Eligible Separation from Service.”

Section 4(c)(i)(A) is amended in its entirety to provide as follows:

“(A) continued participation for her (and her spouse and their eligible dependents) in the Company’s health and life insurance benefit plans on the same basis (excluding payment of contributions for health benefit plans but including payment of contributions for life insurance benefit plans) as apply to active employees from time to time; provided that the Executive and her spouse and their eligible dependents assume the cost, on an after-tax basis for health benefit plan coverage. The health and life insurance benefit plan coverage (including coverage for her spouse and their eligible dependents, as applicable) shall terminate prior to the end of the Severance Period when Executive becomes entitled to health and life insurance benefit plan coverage (whether or not comparable to plans of the Company) from any successor employer; and provided further that if the Company determines that this coverage is likely to result in negative tax consequences to the Executive, the Company will use its reasonable best efforts to make other arrangements to provide a substantially similar benefit to the Executive that does not have such negative tax consequences. Any right of the Executive to reimbursements or in-kind benefits provided under the health benefit plans during the Severance Period or earlier termination date as provided in the preceding sentence shall be made consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv) and the following shall apply: (i) such reimbursements or in-kind benefits shall be made on or before the last day of the Executive’ taxable year after the taxable year during which the Executive incurred the health benefit expense to which the health benefit claim relates, (ii) any health benefit expenses eligible for payment under a health benefit plan in one calendar year shall not affect the health benefit expenses eligible for payment in a subsequent calendar year and (iii) the right to receive coverage under a health benefit plan is not subject to liquidation or exchange for another benefit;”.

Within the period beginning ten (10) days before and ending ten (10) days after January 31 of the calendar year following the calendar year in which the Eligible Separation from Service occurs and continuing for such twenty-one (21)-day period each calendar year thereafter through the calendar year following the calendar year in which the Executive’s health benefit plan coverage ends pursuant to this paragraph, the Company will make a payment to the Executive equal to the amount the Executive paid during the immediately preceding calendar year for health benefit plan continuation coverage described in this paragraph that exceeds the amount that the Executive would have paid if the Executive paid for such continued health benefit plan coverage on the same basis as applicable to active employees, provided that each such cash payment by the Company pursuant to this paragraph shall be considered a separate payment and not one of a series of payments for purposes of Section 409A;”

Section 4(c)(iii) is amended its entirety to provide as follows:

“(iii) The period of continuation coverage to which the Participant is entitled under Section 601 et seq. of ERISA (the “COBRA Continuation Period”) shall begin after the Severance Period.”

Section 4(c)(i)(D) is amended in its entirety to provide as follows:

“(D) Executive shall be entitled to reasonable outplacement counseling with an outplacement firm of the Company’s selection, for a period not to exceed six (6) months after termination of employment.”

The introductory paragraph of Section 4(d) is amended in its entirety to provide as follows:

“(d) Equity Vesting Upon Change in Control. If the conditions of Section 4(d)(i) are satisfied, then as of the date of the Change in Control, all Options and SARs of Executive shall become fully and immediately exercisable, all Restricted Stock and RSUs shall become fully vested and nonforfeitable and forthwith be delivered to Executive if not previously delivered, and there shall be paid out in cash to Executive the value of the Performance Shares to which Executive would have been entitled if performance achieved 100% of the target performance goals established for such Performance Shares. Delivery of any such RSUs and payment of the value of such Performance Shares shall be made within thirty (30) days following the date of the Change in Control, but in no event later than March 15 of the calendar year after the calendar year in which the Change in Control occurs.”

Section 4(d)(ii) and all applicable cross-references thereto are hereby deleted.

The introductory paragraph of Section 4(e) is amended in its entirety to provide as follows:

“(e) Equity Vesting Upon Termination Without Cause or For Good Reason. If the conditions of Section 4(e)(i) are satisfied and subject to Section 5, then as of the date of Executive’s Eligible Separation from Service (i) all Pre-Change (as defined below) Options and Pre-Change SARs of Executive shall become fully and immediately exercisable and (ii) all Pre-Change Restricted Stock and RSUs shall become fully vested and nonforfeitable and forthwith be delivered to Executive if not previously delivered, and (iii) the value of the Pre-Change Performance Shares to which Executive would have been entitled if performance achieved 100% of the target performance goals established for such Performance Shares shall be paid out in cash to Executive. Delivery of any such RSUs and payment of the value of such Performance Shares shall be made within fifteen (15) days following the date of the expiration of the revocation period described in Section 5, but in no event later than March 15 of the calendar year after the calendar year in which the Eligible Separation from Service occurs.”

Sections 4(f)(ii) and 4(f)(iii) are amended by replacing all cross-references to Section 4(e)(i) with cross-references to Section 4(f)(i).

Section 4(h)(iii) is amended in its entirety to provide as follows:

“(iii) The Gross-Up Payment shall be made no later than the end of the Executive’s fiscal year following the fiscal year in which the Executive remitted the taxes giving rise to the Gross-Up Payment. The Gross-up Payment is intended to compensate the Executive for the Excise Taxes and any Federal, state, local or foreign income or excise taxes payable by the Executive with respect to the Gross-up Payment. For all purposes of this Section 4(h), the Executive shall be deemed to be subject to the highest effective marginal rates of federal, state, local or other income or other taxes.”

Section 5 is amended by replacing “thirty (30) days” and “sixty (60) days” with “forty-five (45) days” in the first sentence and the second to last sentence, respectively.

The second sentence in Section 12 is amended in its entirety to provide as follows:

“The Company shall assign this Agreement to any successor or assign of all or a substantial portion of the Company’s business.”

Section 19(kk) and all applicable cross-references thereto are hereby deleted.

Section 20 is hereby added to the Agreement to provide as follows:

“20. Code Section 409A Compliance. Notwithstanding any provision of this Agreement (or any related documents) to the contrary, each item of compensation provided under the Agreement is intended either to be excepted from the requirements of Code Section 409A or to comply with the requirements of Code Section 409A, and the terms of the Agreement (and any related documents) shall be interpreted consistently therewith.”

* * *

IN WITNESS WHEREOF, the parties hereto have executed this amendment to the Agreement as of December 2, 2008.

WELLPOINT, INC.

By:	/s/ William J. Ryan
Name:	William J. Ryan
Title:	Chairperson, Compensation Committee

EXECUTIVE

/s/ Angela F. Braly
Angela F. Braly

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